Exhibit 8.2

2001 ROSS AVENUE	AUSTIN	LONDON
DALLAS, TEXAS	BEIJING	MOSCOW
75201-2980	BRUSSELS	NEW YORK
214.953.6500	DALLAS	PALO ALTO
FAX 214.953.6503	DUBAI	RIO DE JANEIRO
	HONG KONG	RIYADH
	HOUSTON	WASHINGTON

                    , 2015

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to you in connection with (i) the transactions (the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of January 15, 2015 and amended on February 18, 2015 (as amended, the “Merger Agreement”) among Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP, Rendezvous I LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ETP, Rendezvous II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ETP, Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), Regency GP LP, a Delaware limited partnership and the general partner of the Partnership, ETE GP Acquirer LLC, a Delaware limited liability company, and, solely for purposes of Section 5.17 and Article VIII of the Merger Agreement, Energy Transfer Equity, L.P., a Delaware limited partnership and (ii) the filing of a registration statement on Form S-4 (File No. 333-202319) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) by ETP relating to the Transactions. In connection therewith, you have requested our opinion regarding certain U.S. federal income tax matters relating to the Partnership and its common unitholders.

In preparing our opinion, we have examined the Merger Agreement and the Registration Statement, including the proxy statement/prospectus that forms a part of the Registration Statement. In addition, we have examined such other documents, instruments and information as we considered necessary to enable us to express this opinion. Our opinion is also based on (i) the accuracy of the representations, statements, and facts concerning the Transactions set forth in the Merger Agreement and the Registration Statement (including, without limitation, their respective exhibits) and we have assumed that such representations, statements, and facts will be accurate and complete as of the closing date of the Transactions (as if made as of such time), (ii) the consummation of the Transactions in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, (iii) representations made by you with respect to certain factual matters, including the representations set forth in a letter from you (the “Officer’s Certificate”), and we have assumed that such representations will be accurate and complete (without regard to any qualification for knowledge or belief) as of the closing date of the Transactions (as if made as of such time ), and (iv) financial information provided to us by you. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate.

We hereby confirm that all statements of legal conclusions contained in the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” as they relate to the tax consequences of the merger to the Partnership and its unitholders constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

This opinion is furnished to you, and is for your use in connection with the Transactions. This opinion may not be relied upon by you for any other purpose without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons exchanging Regency units pursuant to the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,